SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 21, 2011 (January 14, 2011)

CHINA FIRE & SECURITY GROUP, INC.
(Exact name of registrant as specified in Charter)

Florida	000-50491	65-1193022
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

B-2508 TYG Center, C2
Dongsanhuanbeilu,
Chaoyang District, Beijing 100027,
People’s Republic of China
(Address of Principal Executive Offices)

(86-10) 8441 7400
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2011, Mr. Xuewen Xiao resigned as an independent director of the Board of Directors (the “Board”) of China Fire & Security Group, Inc. (the “Company”) effective immediately. In effect, Mr. Xiao also resigned from the compensation and the nominating and corporate governance committees of the Board. Mr. Xiao resigned for personal reasons and there were no disagreements between him and the Company on any matter that resulted in his resignation.

On January 14, 2011, Mr. Yingqing Li was appointed as an independent director of the Company.  Mr. Li will serve as a member of the compensation committee and as the chairman of the nominating and corporate governance committee of the Board.  As a member of the Board, Mr. Li will receive approximately $22,000 in annual compensation.

Mr. Li is the president of the Institute of Building Fire Research, China Academy of Building Research. Mr. Li also holds several concurrent positions including Secretary-general of the Fire-proof and Comprehensive Technique Institute of the Architectural Society of China, the executive director of the China Fire Protection Association, and the director of the National Fire Standardization Technical Committee. Mr. Li has more than 30 years of experience in the fire protection industry including experience with technology innovation, industry standardization and new product development. Mr. Li has also hosted several fire protection design workshops for the mega-buildings in Beijing including the Beijing Capital Airport Terminal 3, the National Stadium and the National centre for the Performing Arts. Mr. Li received his Bachelor’s Degree from Tsinghua University in 1977.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA FIRE & SECURITY GROUP, INC.

Date: January 21, 2011	/s/ Brian Lin
Name: Brian Lin Title: Chief Executive Officer